Exhibit 3.36

ARTICLES OF INCORPORATION

OF

FLEETWOOD HOMES OF VIRGINIA, INC.

We hereby associate to form a stock corporation under the provisions of Chapter 1 of Title 13.1 of the Code of Virginia and to that end set forth the following:

(a)           The name of the corporation is

FLEETWOOD HOMES OF VIRGINIA, INC.

(b)           The purpose or purposes for which the corporation is organized are:

To manufacture, assemble, fabricate, produce, purchase, import, receive, lease as lessee, or otherwise, acquire, own, hold, store, use, repair, service, maintain, mortgage, pledge, or otherwise encumber, sell, assign, lease as lessor, distribute, export and otherwise dispose of, and generally to trade and deal in and with at wholesale or retail, as principal, agent or otherwise, trailer and mobile home units and allied products and any and all shops, plants, stores, machinery, tools, equipment, appliances, devices, supplies, materials, goods, wares and merchandise used or useful in connection with any of the foregoing.

(c)           The aggregate number of shares which the corporation shall have authority to issue and the par value per share are as follows:

CLASS AND SERIES	NUMBER OF SHARES	PAR VALUE PER SHARE OR NO PAR VALUE
Common	250	$100.00

(d)           The post-office address of the initial registered office is Sixth Floor – Boxley Building, in the City of Roanoke, Virginia.

The name of the city in which the initial registered office is located is the City of Roanoke, Virginia.

The name of its initial registered agent is William B. Hopkins, who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is the same as the registered office of the corporation.

(e)           The number of directors constituting the initial board of directors is four (4) and the names and addresses of the persons who are to serve as initial directors are:

NAME	ADDRESS
John C. Crean	3196 Myers Street, Riverside, California

Donna S. Crean	3196 Myers Street, Riverside, California

Dale T. Skinner	3196 Myers Street, Riverside, California

William W. Weide	3196 Myers Street, Riverside, California

DATED: November 29, 1967.	/s/ Robert K. Montgomery
Robert K. Montgomery

/s/ Mary L. Poquette
Mary L. Poquette

/s/ Rose I. Espinosa
Rose I. Espinosa

STATE OF CALIFORNIA	)
	)	to-wit:
COUNTY OF LOS ANGELES	)

I, Margaret M. Knighton, a notary public in and for the County and State aforesaid, do certify that Robert K. Montgomery, Mary L. Poquette and Rosa I. Espinosa, whose names are signed to the foregoing articles of incorporation, bearing date on the 29th day of November, 1967, have acknowledged the same before me in my County and State aforesaid.

My term of office expires on the 15th day of June, 1970.

Given under my hand this 29th day of November, 1967.

/s/ Margaret M. Knighton
Margaret M. Knighton